Exhibit 99.1

Ideal Power Inc. Announces Fourth Quarter and 2014 Results

Management to Host Conference Call at 4:30 pm ET

AUSTIN, TX -- (Marketwired) -- 02/12/15 -- Ideal Power Inc. (NASDAQ: IPWR), a developer of a disruptive technology in the power conversion space, today announced results for the three and twelve months ended December 31, 2014.

Key 2014 and Subsequent Highlights:

•	Commercialized a 30kW and 125kW family of Power Packet Switching Architecture (PPSA) enabled power converters applicable to a wide range of verticals

•	Signed key partnerships with Sharp, Green Charge Networks, and Gexpro/Rexel

•	In 2014, received purchase orders for approximately 9.5 Megawatts of Ideal Power’s 30kW and 125kW battery and hybrid converters to be utilized in several commercial and industrial applications, including:

➢	Commercial storage systems

➢	Distributed wind turbine applications

➢	Microgrid applications (both grid-tied and off-grid)

➢	Fast EV charging

•	Subsequent to the announcement of the distribution agreement with Gexpro/Rexel, received an order for approximately one Megawatt of Ideal Power’s 30kW and 125kW battery converters to stock multiple Gexpro warehouses

•	Backlog of $2 million as of December 31, 2014

•	Significantly expanded the Company’s patent portfolio which now consists of 19 issued US patents and 3 international patents with nearly 100 patent applications pending

•	Won electrical energy storage award for product innovation for the Company’s hybrid converters at InterSolar Europe

•	Appointed industry veteran Ryan O’Keefe as SVP of Business Development to expand the Company’s pipeline

"2014 was the year we built our commercial business platform by launching a number of new products based on our PPSA technology that deliver a compelling value proposition and secured our initial volume launch customers,” stated Dan Brdar, Chairman and CEO. “We believe we are now at an inflection point in the business and expect 2015 to be a year of significant revenue growth due to our increasing order backlog and expanding customer base. Our customers in commercial storage are accelerating their installations, which is translating into meaningful order flow. Our agreement with Gexpro/Rexel provides an entirely new channel and covers all the major markets in the US. Going forward, we plan to drive growth by adding new partners that broaden our market reach in both applications and geography, including international markets,” concluded Mr. Brdar.

Fourth Quarter and Full Year 2014 Financial Results

•	Fourth quarter revenues were $504,444, including product revenues of $373,415 and ARPA-E grant revenue of $131,029, compared to fourth quarter 2013 revenues of $253,838, including product revenues of $21,003, royalty revenue of $25,000, and ARPA-E grant revenue of $207,835

•	Revenues for the full year 2014 were $1,794,094, including product revenues of $1,215,015 and ARPA-E grant revenue of $579,079, compared to prior year revenue of $1,892,424, including product revenues of $417,468, royalty revenue of $100,000, and ARPA-E grant revenue of $1,374,956

•	Fourth quarter net loss was $2.0 million compared to a fourth quarter 2013 net loss of $3.6 million

•	Full year 2014 net loss was $6.9 million compared to a prior year net loss of $9.6 million.

•	Cash used in operations for 2014 was $5.5 million, while cash used in investing activities was $760,502 for patents, property and equipment.

•	Cash and cash equivalents totalled $7.9 million on December 31, 2014 with no long-term debt outstanding.

"We are pleased with our 2014 financial results and have momentum going into 2015. We expect to see significant improvement in gross margins in 2015 as our order backlog and additional orders from current and new customers drive improved scale. We ended 2014 with $7.9 million in cash which is more than sufficient to meet our 2015 operating plan,” said Tim Burns, Chief Financial Officer of Ideal Power.

Business Overview

Ideal Power's patented Power Packet Switching Architecture™ (PPSA) technology enables significant improvements over conventional power converters, thus improving the efficiency, reliability, size and installed cost. The Company’s products are made from standard industry components, are battery agnostic and software driven, which affords ultimate flexibility for customers. Ideal Power’s current products include 30kW and 125kW 2-port battery and 3-port hybrid converters based on its internationally patented PPSA technology. These award winning products allow the Company to address several multi-billion dollar vertical markets, including commercial energy storage, integrated storage with solar or wind, and on and off-grid microgrid applications, in addition to non-renewable energy applications.

Ideal Power has formed key relationships with leaders in target vertical markets to support their growth initiatives. New channel relationships are expected to significantly increase penetration into target markets and may be complemented by licensing agreements, enabling high volume and international expansion.

Conference Call Details

CEO Dan Brdar and CFO Tim Burns will host a conference call with investors. To access the call, please use the following information:

Date: Thursday, February 12, 2015
Time: 4:30 PM ET, 1:30 PM PT
US dial-in: 1-888-240-9373
Passcode: 9280962 (or reference Ideal Power 2014 Update Call)
Webcast: http://public.viavid.com/player/index.php?id=113023

The webcast replay will be available on the Company's Web site, www.idealpower.com

About Ideal Power Inc.

Ideal Power Inc. (NASDAQ: IPWR) has developed a novel, patented power conversion technology called Power Packet Switching Architecture™ (PPSA). PPSA improves the size, cost, efficiency, flexibility and reliability of electronic power converters. PPSA can scale across several large and growing markets, including solar photovoltaic generation, electrified vehicle charging, and commercial grid storage. Ideal Power also has a licensing-based, capital-efficient business model that can enable it to address these markets simultaneously. Ideal Power has won multiple grants for its PPSA technology, including a $2.5 million grant from the Department of Energy's Advanced Research Projects Agency - Energy (ARPA-E) program, and market-leading customers are incorporating PPSA as a key component of their systems. For more information, visit www.IdealPower.com.

Safe Harbor Statement

All statements in this release and on the associated conference call that are not based on historical fact are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include our statements concerning: (i) our belief that we are at an inflection point and expect 2015 to be a year of significant revenue growth, (ii) our customers’ acceleration of installations, (iii) our plan to drive domestic and international growth by adding partners, (iv) our expectation for gross margin increase in 2015 and that our cash reserves are sufficient to fund our 2015 operating plan, (v) our expectation of the positive impact on sales from our new channel relationships and complementing these sales with license agreements. While management has based any forward looking statements included in this release on its current expectations, the information on which such expectations were based may change. These forward looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to: whether the risk that our customers accelerated installations will not lead to increased sales for us as a result of competitive losses or otherwise; the risk we will not continue to add new partners to help us broaden our market reach; the risk that unanticipated manufacturing costs or other factors may adversely impact our ability to convert our expanded backlog into increased scale leading, in turn, to improved margins; the risk that unanticipated costs or lower-than-anticipated revenue may adversely impact our ability to execute our 2015 operating plan with our existing cash resources; the risk that our new channel relationships may not be as successful as we expect and the risk that we may not successfully enter into new licensing arrangements regarding our technology; whether the patents for our technology provide adequate protection and whether we can be successful in maintaining, enforcing and defending our patents, whether a demand for energy storage products will grow, whether demand for our products, which we believe are disruptive, will develop and whether we can compete successfully with other manufacturers and suppliers of energy conversion products, both now and in the future, as new products are developed and marketed. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements.

# # #

Ideal Power Media Contact:
Mercom Communications
Wendy Prabhu
1.512.215.4452
www.mercomcapital.com

Investor Relations Contact:
MZ North America
Matt Hayden
1.949.259.4986
Email Contact
www.mzgroup.us

IDEAL POWER INC.

BALANCE SHEETS

	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$7,912,011	$14,137,097
Accounts receivable, net	446,521	252,406
Inventories, net	251,338	519,657
Prepayments and other current assets	263,605	231,495
Total current assets	8,873,475	15,140,655
Property and equipment, net	374,376	85,718
Patents, net	1,012,964	608,913
Other non-current assets	17,920	-
Total assets	$10,278,735	$15,835,286

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$441,636	$539,145
Accrued expenses	773,119	461,193
Total current liabilities	1,214,755	1,000,338

Stockholders’ equity:
Common stock, $0.001 par value; 50,000,000 shares authorized; 7,048,235 and 6,931,968 shares issued and outstanding at December 31, 2014 and 2013, respectively	7,048	6,932
Common stock to be issued	-	151,665
Additional paid-in capital	32,712,020	31,431,220
Treasury stock	(2,657)	(2,657)
Accumulated deficit	(23,652,431)	(16,752,212)
Total stockholders’ equity	9,063,980	14,834,948
Total liabilities and stockholders’ equity	$10,278,735	$15,835,286

IDEAL POWER INC.

STATEMENTS OF OPERATIONS

	For the Year Ended December 31,		For the Quarter Ended December 31,
	2014	2013	2014	2013
Revenues:
Products	$1,215,015	$417,468	$373,415	$21,003
Royalties	-	100,000	-	25,000
Grants	579,079	1,374,956	131,029	207,835
Total revenue	1,794,094	1,892,424	504,444	253,838

Cost of revenues:
Products	1,627,429	716,175	548,586	176,834
Grant research and development costs	643,421	1,430,798	145,588	230,510
Total cost of revenue	2,270,850	2,146,973	694,174	407,344

Gross loss	(476,756)	(254,549)	(189,730)	(153,506)

Operating expenses:
General and administrative	2,993,131	2,139,036	767,135	884,842
Research and development	2,258,469	1,212,298	689,758	386,688
Sales and marketing	1,199,578	457,292	359,013	149,212
Total operating expenses	6,451,178	3,808,626	1,815,906	1,420,742

Loss from operations	(6,927,934)	(4,063,175)	(2,005,636)	(1,574,248)

Interest (income) expense, net (including amortization of debt discount of $1,969,973 and $5,318,257, respectively, for the quarter and year ended December 31, 2013)	(27,715)	5,488,523	(5,567)	2,000,721

Net loss	$(6,900,219)	$(9,551,698)	$(2,000,069)	$(3,574,969)

Net loss per share – basic and fully diluted	$(0.98)	$(4.90)	$(0.28)	$(1.07)

Weighted average number of shares outstanding – basic and fully diluted	7,016,872	1,950,171	7,041,318	3,344,575

IDEAL POWER INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(6,900,219)	$(9,551,698)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	67,793	29,711
Write-down of inventory	62,851	23,651
Allowance for doubtful accounts	24,775	-
Stock-based compensation	944,102	458,983
Common stock issued or to be issued for services	50,004	151,665
Fair value of warrants issued for services	130,179	37,145
Amortization of debt discount	-	5,318,257
Accrued interest on promissory note	-	72,406
Issuance of note payable in connection with services	-	213,293
Decrease (increase) in operating assets:
Accounts receivable	(218,890)	233,268
Inventories	205,468	(325,441)
Prepaid expenses and offering costs	(50,030)	(203,027)
Increase (decrease) in operating liabilities:
Accounts payable	(97,509)	(145,413)
Accrued expenses	311,926	446,408
Net cash used in operating activities	(5,469,550)	(3,240,792)

Cash flows from investing activities:
Purchase of property and equipment	(342,247)	(78,941)
Acquisition of patents	(418,255)	(142,708)
Net cash used in investing activities	(760,502)	(221,649)

Cash flows from financing activities:
Borrowings on notes payable, net of debt raising costs	-	611,256
Net proceeds from issuance of common stock	-	15,015,985
Exercise of warrants	4,966	(4)
Net cash provided by financing activities	4,966	15,627,237

Net decrease in cash and cash equivalents	(6,225,086)	12,164,796
Cash and cash equivalents at beginning of period	14,137,097	1,972,301
Cash and cash equivalents at end of the period	$7,912,011	$14,137,097